EXHIBIT 99.1

Hayes Lemmerz International, Inc.
Reports Strong Operating Performance in Third Quarter

Northville Mich., [December 10, 2003] – Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) today reported financial results for the three months ended October 31, 2003. The Company said that earnings from operations totaled $13.9 million for the quarter, with gross profits remaining consistent in the three months ended October 31, 2003, as compared to the same period in 2002, despite the impact of increased depreciation expense and lower OEM production requirements.

“Our significant ongoing cost-cutting measures, along with improved productivity and plant rationalization programs, have produced improvements in operating efficiencies that have positioned us well in the marketplace,” said James Yost, Vice President of Finance and Chief Financial Officer. Net sales for the three month period totaled $530.9 million, compared to $535.4 million for the comparable period in 2002. The Company reported a net loss of $10.0 million, or $0.33 per share, compared to net income of $3.7 million for the comparable three months in 2002.

The net loss for the quarter includes asset impairment losses of $19.6 million related to the write-down of certain building, machinery and equipment and production tooling at the Company’s facilities in La Mirada, California, Gainesville, Georgia, and Wabash, Indiana.

Mr. Yost noted that liquidity continues to be strong with cash of $109.0 million, along with $77.5 million available on the Company’s revolving credit agreement.

“We remain focused on pursuing the Company’s goal of satisfying our customers and becoming the low-cost producer, with the best people in our industry,” Mr. Yost concluded.

Hayes Lemmerz will host a telephone conference call to discuss the Company’s 2003 second quarter financial results today, Wednesday, December 10, 2003, at 9:30 a.m. (ET). To participate by phone, please dial 10 minutes prior to the call: (800) 399.3882 from the United States and Canada; or (706) 634.4552 from outside the United States. Callers should ask to be connected to Hayes Lemmerz earnings conference call, Conference ID#3959172. The conference call will be accompanied by a slide presentation, which can be accessed through the Company’s web site in the Investor Kit/ presentations section at http://www.hayes-lemmerz.com/ investor_kit/html/presentations.html.

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 43 plants, 2 joint venture facilities and approximately 11,000 employees worldwide.

More information about Hayes Lemmerz International, Inc. is available at our website which is www.hayes-lemmerz.com.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.

Contact:	Press: Investors:	Marika P. Diamond, 734.737.5162 Gary Findling, 734.737.5102

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars, except share amounts)
(Unaudited)

	Successor	Predecessor	Successor	Predecessor

	Three	Three			Nine
	Months	Months	Five Months	Four Months	Months
	Ended	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	May 31,	October 31,
	2003	2002	2003	2003	2002

Net sales	$530.9	$535.4	$859.2	$689.8	$1,526.1
Cost of goods sold	461.6	464.7	760.5	611.3	1,372.1

Gross profit	69.3	70.7	98.7	78.5	154.0
Marketing, general and administration	26.9	23.5	47.6	33.5	74.1
Engineering and product development	6.2	5.1	10.4	8.1	15.6
Asset impairments and other restructuring charges	19.6	10.0	19.6	6.4	35.3
Other (income) expense, net	2.7	(1.8)	4.8	(1.9)	(5.5)
Reorganization items	—	7.0	—	45.0	34.9
Fresh start accounting adjustments	—	—	—	(63.1)	—

Earnings (loss) from operations	13.9	26.9	16.3	50.5	(0.4)
Interest expense, net	16.6	19.0	24.7	22.7	53.7
Subsidiary preferred stock dividends	0.2	—	0.3	—	—
Income tax provision	6.1	3.0	8.7	60.3	0.6
Minority interest	1.0	1.2	1.8	1.2	2.7
Cumulative effect of change in accounting principle, net of tax of $0	—	—	—	—	(554.4)
Extraordinary gain on debt discharge, net of tax $0	—	—	—	1,076.7	—

Net income (loss)	$(10.0)	$3.7	$(19.2)	$1,043.0	$(611.8)

Basic and diluted net loss per share	$(0.33)		$(0.64)

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars,
except share amounts)

	Successor	Predecessor

	October 31,	January 31,
	2003	2003

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$109.0	$66.1
Receivables	329.0	276.6
Inventories	180.5	176.6
Prepaid expenses and other	16.5	32.5

Total current assets	635.0	551.8
Property, plant and equipment, net	900.9	951.2
Goodwill	388.8	191.3
Intangible assets, net	226.5	102.6
Other assets	74.3	49.7

Total assets	$2,225.5	$1,846.6

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
DIP Facility	$—	$49.9
Bank borrowings and other notes	1.6	15.8
Current portion of long-term debt	11.6	40.1
Accounts payable and accrued liabilities	356.6	268.7

Total current liabilities	369.8	374.5
Long-term debt, net of current portion	748.8	61.9
Pension and other long-term liabilities	529.5	334.4
Series A Warrants and Series B Warrants	6.7	—
Redeemable preferred stock of subsidiary	10.3	—
Minority interest	14.5	16.4
Liabilities subject to compromise	—	2,133.8
Commitments and contingencies
Total stockholders’ equity (deficit)	545.9	(1,074.4)

Total liabilities and stockholders’ equity (deficit)	$2,225.5	$1,846.6

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Successor	Predecessor

	Five		Nine
	Months	Four Months	Months
	Ended	Ended	Ended
	October 31,	May 31,	October 31,
	2003	2003	2002
Cash provided by operating activities	$54.5	$31.1	$43.9

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(41.1)	(26.3)	(69.9)
Purchase of equipment previously leased	—	(23.6)	—
Proceeds from sale of assets and businesses	0.8	0.8	9.1
Purchase of businesses	—	—	(7.2)

Cash used for investing activities	(40.3)	(49.1)	(68.0)

Cash flows from financing activities:
Change in borrowings under DIP Facility	—	(49.9)	41.1
Repayment of note payable	—	(2.0)	—
Changes in bank borrowings	(11.9)	(9.8)	(20.1)
Proceeds from New Senior Notes, net of discount and related fees	—	242.8	—
Proceeds from New Term Loan, net of related fees	—	436.1	—
Prepetition Lenders’ Payment amount	—	(477.3)	—
Payment to holders of Old Senior Notes	—	(13.0)	—
Repayment of long-term debt	(74.0)	—	—
Repayment of New Term Loan	(1.1)	—	—

Cash provided by (used for) financing activities	(87.0)	126.9	21.0
Effect of exchange rate changes on cash and cash equivalents	2.7	4.1	3.3

Increase (decrease) in cash and cash equivalents	(70.1)	113.0	0.2
Cash and cash equivalents at beginning of period	179.1	66.1	45.2

Cash and cash equivalents at end of period	$109.0	$179.1	$45.4

Supplemental data:
Cash paid for interest	10.3	5.8	$12.7
Cash paid for income taxes	15.5	2.9	$6.1